Exhibit 10.1

FOURTH AMENDED AND RESTATED INVESTMENT ADVISORY AGREEMENT

BETWEEN

GLADSTONE COMMERCIAL CORPORATION

AND

GLADSTONE MANAGEMENT CORPORATION

This Fourth Amended and Restated Investment Advisory Agreement Between Gladstone Commercial Corporation and Gladstone Management Corporation (this “Agreement”) is made this 10th day of January 2017, by and between Gladstone Commercial Corporation, a Maryland corporation (the “Company”), and Gladstone Management Corporation, a Delaware corporation (the “Adviser”).

Whereas, this Agreement shall amend and restate that certain Third Amended and Restated Investment Advisory Agreement between the Company and the Adviser, dated July 12, 2016.

Whereas, the Company is a real estate investment trust organized primarily for the purpose of investing in and owning net leased industrial and commercial rental property and selectively making long-term mortgage loans collateralized by industrial and commercial property;

Whereas, the Adviser is an investment adviser that has registered under the Investment Advisers Act of 1940; and

Whereas, the Company desires to retain the Adviser to furnish investment advisory services to the Company on the terms and conditions hereinafter set forth, and the Adviser wishes to be retained to provide such services.

Now, therefore, in consideration of the premises and for other good and valuable consideration, the parties hereby agree as follows:

1. Duties of the Adviser.

(a) The Company hereby employs the Adviser to act as the investment adviser to the Company and to manage the investment and reinvestment of the assets of the Company, subject to the supervision of the Board of Directors of the Company, for the period and upon the terms herein set forth, (i) in accordance with the investment objective, policies and restrictions that are set forth in the Company’s Annual Reports on Form 10-K, filed with the Securities and Exchange Commission from year to year, pursuant to Section 13 of the Securities and Exchange Act of 1934 and (ii) during the term of this Agreement in accordance with all applicable federal and state laws, rules and regulations, and the Company’s charter and by-laws. Without limiting the generality of the foregoing, the Adviser shall, during the term and subject to the provisions of this Agreement, (i) determine the composition of the portfolio of the Company, the nature and timing of the changes therein and the manner of implementing such changes; (ii) identify, evaluate and negotiate the structure of the investments made by the Company; (iii) close and monitor the Company’s investments; (iv) determine the real property, securities and other assets that the Company will purchase, retain, or sell; (v) perform due diligence on prospective portfolio companies; and (vi) provide the Company with such other investment advisory, research and related services as the Company may, from time to time, reasonably require for the investment of its funds. The Adviser shall have the discretion, power and authority on behalf of the Company to effectuate its investment decisions for the Company, including the execution and delivery of all documents relating to the Company’s investments and the placing of orders for other purchase or sale transactions on behalf of the Company. In the event that the Company determines to acquire debt financing, the Adviser will arrange for such financing on the Company’s behalf, subject to the oversight and approval of the Company’s Board of Directors. If it is necessary for the Adviser to make investments on behalf of the Company through a special purpose vehicle, the Adviser shall have authority to create or arrange for the creation of such special purpose vehicle and to make such investments through such special purpose vehicle.

(b) The Adviser hereby accepts such employment and agrees during the term hereof to render the services described herein for the compensation provided herein.

(c) The Adviser is hereby authorized to enter into one or more sub-advisory agreements with other advisers (each, a “Sub-Adviser”) pursuant to which the Adviser may obtain the services of the Sub-Adviser(s) to assist the Adviser in fulfilling its responsibilities hereunder. Specifically, the Adviser may retain a Sub-Adviser to recommend specific investments based upon the Company’s investment objective and policies, and work, along with the Adviser, in structuring, negotiating, arranging or effecting the acquisition or disposition of such investments and monitoring investments on behalf of the Company, subject to the oversight of the Adviser and the Company. The Adviser, and not the Company, shall be responsible for any compensation payable to any Sub-Adviser. Any sub-advisory agreement entered into by the Adviser shall be in accordance with the requirements of applicable federal and state law.

(d) The Adviser shall for all purposes herein provided be deemed to be an independent contractor and, except as expressly provided or authorized herein, shall have no authority to act for or represent the Company in any way or otherwise be deemed an agent of the Company.

(e) The Adviser shall keep and preserve for a reasonable period any books and records relevant to the provision of its investment advisory services to the Company and shall specifically maintain all books and records with respect to the Company’s portfolio transactions and shall render to the Company’s Board of Directors such periodic and special reports as the Board may reasonably request. The Adviser agrees that all records that it maintains for the Company are the property of the Company and will surrender promptly to the Company any such records upon the Company’s request, provided that the Adviser may retain a copy of such records.

(f) The Adviser has adopted and implemented written policies and procedures reasonably designed to prevent violation of the Federal Securities laws by the Adviser. The Adviser has provided the Company, and shall provide the Company at such times in the future as the Company shall reasonably request, with a copy of such policies and procedures.

2. Company’s Responsibilities and Expenses Payable by the Company.

All investment professionals of the Adviser and their respective staffs, when and to the extent engaged in providing investment advisory and management services hereunder, and the compensation and routine overhead expenses of such personnel allocable to such services, will be provided and paid for by the Adviser and not by the Company. The Company will bear all other costs and expenses of its operations and transactions, including (without limitation) those relating to: organization and offering; expenses incurred by the Adviser payable to third parties, including agents, consultants or other advisors (such as independent valuation firms, accountants and legal counsel), in monitoring financial and legal affairs for the Company and in monitoring the Company’s investments and performing due diligence on its real estate or prospective portfolio

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companies; interest payable on debt, if any, incurred to finance the Company’s investments; offerings of the Company’s common or preferred stock and other securities; investment advisory and management fees; administration fees, if any, payable under the existing administration agreement between the Company and Gladstone Administration, LLC (the “Administrator”), dated January 1, 2007 (the “Administration Agreement”); fees payable to third parties, including agents, consultants or other advisors, relating to, or associated with, evaluating and making investments; transfer agent and custodial fees; federal and state registration fees; all costs of registration and listing the Company’s shares on any securities exchange; federal, state and local taxes; independent Directors’ fees and expenses; costs of preparing and filing reports or other documents required by the Securities and Exchange Commission; costs of any reports, proxy statements or other notices to stockholders, including printing costs; the Company’s allocable portion of the fidelity bond, directors and officers and errors and omissions liability insurance, and any other insurance premiums; direct costs and expenses of administration, including printing, mailing, long distance telephone, copying, secretarial and other staff, independent auditors and outside legal costs; and all other expenses incurred by the Company or the Administrator in connection with administering the Company’s business, including payments under the Administration Agreement between the Company and the Administrator based upon the Company’s allocable portion of the Administrator’s overhead in performing its obligations under the Administration Agreement, including rent and the allocable portion of the cost of certain of the Company’s personnel, including, but not limited to, its chief compliance officer, treasurer, chief financial officer, general counsel, secretary, chief valuation officer, and their respective staffs.

3. Compensation of the Adviser.

The Company agrees to pay, and the Adviser agrees to accept, as compensation for the services provided by the Adviser hereunder, a base management fee (“Base Management Fee”) and an incentive fee (“Incentive Fee”) as hereinafter set forth. The Company shall make any payments due hereunder to the Adviser or to the Adviser’s designee as the Adviser may otherwise direct.

(a) Base Management Fee.

The Base Management Fee shall equal 1.50% (thus, 0.375% per quarter) of Total Equity (as defined below) per annum, which shall be calculated and payable quarterly in arrears in cash. “Total Equity” shall equal: (i) total stockholders’ equity plus total mezzanine equity, as reported on the Company’s balance sheet (“Reported Equity”) for the quarter, before the Base Management Fee and Incentive Fee have been recorded, adjusted to exclude (ii) any unrealized gains and losses that have impacted Reported Equity, and also adjusted to exclude (iii) any one-time events and certain non-cash items; provided that, with respect to subsection (iii) each item shall be approved by the Company’s Compensation Committee. For the avoidance of doubt, the Total Equity as defined in this Agreement, may be greater or less than the Reported Equity.

(b) Incentive Fee.

The Incentive Fee is an amount, not less than zero, equal to the product of 15% and:

(i)	the Company’s Core FFO (defined below) for the quarter, minus

(ii)

the product of (A) 8.0% (thus, 2.0% per quarter) multiplied by (B) (i) the Reported Equity for the quarter before the Incentive Fee has been recorded, adjusted to exclude (ii) any unrealized gains and losses that have impacted

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Reported Equity, and also adjusted to exclude (iii) any one-time events and certain non-cash items, provided that with respect to subsection (iii) each item shall be approved by the Company’s Compensation Committee

In the event that the calculation delineated in Section 3(b) yields an Incentive Fee for a particular quarter that exceeds by greater than 15% the average quarterly Incentive Fee paid during the trailing four quarters (averaged over the number of quarters any Incentive Fee was paid), then such Incentive Fee shall equal 115% of such trailing average quarterly Incentive Fee.

(c) “Core FFO”, a non - Generally Accepted Accounting Principles in the United States (“GAAP”) measure, shall be defined as GAAP net income (loss) available to common stockholders, computed in accordance with GAAP, excluding the Incentive Fee, depreciation and amortization, any realized and unrealized gains, losses or other non-cash items recorded in net income (loss) available to common stockholders for the period, and one-time events pursuant to changes in GAAP.

(d) Capital Gain Fee.

The Capital Gain Fee is a capital gains-based incentive fee that shall be determined and payable in arrears as of the end of each fiscal year (or, for an abbreviated time period as of the effective date of any termination of this Agreement). The Capital Gain Fee shall for any applicable time period shall equal: (i) 15% of the cumulative aggregate realized capital gains minus the cumulative aggregate realized capital losses, minus (ii) the aggregate Capital Gains Fees paid in previous time periods. Realized capital gains and realized capital losses are calculated by subtracting from the sales price of a property: (a) any costs incurred to sell such property, and (b) the current gross value of the property (meaning the property’s original acquisition price plus any subsequent non-reimbursed capital improvements thereon). A Capital Gain Fee shall only be paid for an applicable time period to the extent that doing so would not violate any distribution payment covenant in a then-existing line of credit to the Company. For avoidance of doubt, the Capital Gain Fee shall only be payable for applicable time periods when the cumulative aggregate realized capital gains exceeded the cumulative aggregate realized capital losses.

4. Limitations on the Employment of the Adviser.

The services of the Adviser to the Company are not exclusive, and the Adviser may engage in any other business or render similar or different services to others including, without limitation, the direct or indirect sponsorship or management of other investment based accounts or commingled pools of capital, however structured, having investment objectives similar to those of the Company, so long as its services to the Company hereunder are not impaired thereby, and nothing in this Agreement shall limit or restrict the right of any manager, partner, officer or employee of the Adviser to engage in any other business or to devote his or her time and attention in part to any other business, whether of a similar or dissimilar nature, or to receive any fees or compensation in connection therewith (including fees for serving as a director of, or providing consulting services to, one or more of the Company’s portfolio companies, subject to applicable law). So long as this Agreement or any extension, renewal or amendment remains in effect, the Adviser shall be the only investment adviser for the Company, subject to the Adviser’s right to enter into sub-advisory agreements. The Adviser assumes no responsibility under this Agreement

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other than to render the services called for hereunder. It is understood that directors, officers, employees and stockholders of the Company are or may become interested in the Adviser and its affiliates, as directors, officers, employees, partners, stockholders, members, managers or otherwise, and that the Adviser and directors, officers, employees, partners, stockholders, members and managers of the Adviser and its affiliates are or may become similarly interested in the Company as stockholders or otherwise.

5. Responsibility of Dual Directors, Officers or Employees.

If any person who is a manager, partner, officer or employee of the Adviser or the Administrator is or becomes a director, officer or employee of the Company and acts as such in any business of the Company, then such manager, partner, officer or employee of the Adviser or the Administrator shall be deemed to be acting in such capacity solely for the Company, and not as a manager, partner, officer or employee of the Adviser or the Administrator or under the control or direction of the Adviser or the Administrator, even if employed by the Adviser or the Administrator.

6. Limitation of Liability of the Adviser: Indemnification.

The Adviser (and its officers, managers, partners, agents, employees, controlling persons, members and any other person or entity affiliated with the Adviser, including without limitation the Administrator) shall not be liable to the Company for any action taken or omitted to be taken by the Adviser in connection with the performance of any of its duties or obligations under this Agreement or otherwise as an investment adviser of the Company, and the Company shall indemnify, defend and protect the Adviser (and its officers, managers, partners, agents, employees, controlling persons, members and any other person or entity affiliated with the Adviser, including without limitation its general partner and the Administrator, each of whom shall be deemed a third party beneficiary hereof) (collectively, the “Indemnified Parties”) and hold them harmless from and against all damages, liabilities, costs and expenses (including reasonable attorneys’ fees and amounts reasonably paid in settlement) incurred by the Indemnified Parties in or by reason of any pending, threatened or completed action, suit, investigation or other proceeding (including an action or suit by or in the right of the Company or its security holders) arising out of or otherwise based upon the performance of any of the Adviser’s duties or obligations under this Agreement or otherwise as an investment adviser of the Company. Notwithstanding the preceding sentence of this Section 6 to the contrary, nothing contained herein shall protect or be deemed to protect the Indemnified Parties against or entitle or be deemed to entitle the Indemnified Parties to indemnification in respect of, any liability to the Company or its security holders to which the Indemnified Parties would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of the Adviser’s duties or by reason of the reckless disregard of the Adviser’s duties and obligations under this Agreement.

7. Termination of Agreement.

This Agreement may be terminated at any time upon 120 days’ prior written notice, after the vote of at least two-thirds of the independent directors of the Company for any reason (“Termination Without Cause”). In the event of Termination Without Cause, a termination fee equal to two times the sum of the average annual Base Management Fee and Incentive Fee earned by the Adviser during the 24-month period prior to the effective date of such termination (the “Termination Fee”).

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This Agreement may be terminated effective upon 30 days prior written notice by the vote of at least two-thirds of the independent directors of the Company without payment of the Termination Fee if the termination is for Cause. “Cause” shall occur if (i) the Adviser breaches any material provision of this Agreement and such breach shall continue for a period of 30 days after written notice thereof specifying such breach and requesting that the same be remedied in the such 30-day period, (ii) there is a commencement of any proceeding relating to the Adviser’s bankruptcy or insolvency, including an order for relief in an involuntary bankruptcy case or the Advisor authorizing or filing a voluntary bankruptcy petition (iii) the Adviser dissolves, (iv) the Adviser commits fraud against the Company or misappropriates or embezzles funds of the Company and in each case a court of competent jurisdiction enters a judgement against the Adviser; provided, however, that if any of the actions or omissions described in this clause (iv) are caused by an employee, personnel and/or officer of the Adviser and the Adviser commences action against such person to cure the damage caused by such actions or omissions within 90 days of the Adviser’s actual knowledge of its commission or omission, the Company shall not have the right to terminate this Agreement for Cause.

The Adviser may terminate this Agreement effective upon 60 days prior written notice of termination to the Company in the event that the Company shall default in the performance or observance of any material term, condition or covenant contained in this Agreement and such default shall continue for a period of 30 days after written notice thereof specifying such default and requesting that the same be remedied in such 30-day period. The Company is required to pay to the Adviser the Termination Fee if the termination of this Agreement is made pursuant to this paragraph.

The provisions of Section 6 of this Agreement shall remain in full force and effect, and the Adviser and its representatives shall remain entitled to the benefits thereof, notwithstanding any termination or expiration of this Agreement. Further, notwithstanding any termination or expiration of this Agreement as aforesaid, the Adviser shall be entitled to any amounts owed under Section 3 through the effective date of termination or expiration.

8. Assignment.

This Agreement is not assignable or transferable by either party hereto without the prior written consent of the other party.

9. Amendments.

This Agreement may be amended by mutual consent.

10. Notices.

Any notice under this Agreement shall be given in writing, addressed and delivered or mailed, postage prepaid, to the other party at its principal office.

11. Entire Agreement; Governing Law.

This Agreement contains the entire agreement of the parties and supersedes all prior agreements, understandings and arrangements with respect to the subject matter hereof. This Agreement shall be construed in accordance with the laws of the State of Delaware.

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12. Effectiveness.

All fees and calculations contemplated hereunder for the quarter ending December 31, 2016, shall be calculated as if this Agreement was effective as of October 1, 2016.

In Witness Whereof, the parties hereto have caused this Agreement to be duly executed on the date above written.

Gladstone Commercial Corporation

By:	/s/ Bob Cutlip
Bob Cutlip President

Gladstone Management Corporation

By:	/s/ David Gladstone
David Gladstone Chairman and Chief Executive Officer

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